[BAKER, DONELSON, BEARMAN & CALDWELL LETTERHEAD]

                               January 19, 1998


Mid-America Finance, Inc.
Mid-America Capital Partners, L.P.
c/o CT Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

      Re:   Mid-America Finance, Inc.
            Mid-America Capital Partners, L.P.
            Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel for Mid-America Finance, Inc., a Delaware corporation (the "Depositor") and Mid- America Capital Partners, L.P., a Delaware limited partnership (the "Borrower"), in connection with the preparation of a registration statement on Form S-3 (Registration No. 333-42441) (the "Registration Statement"), which has been filed with the Securities and Exchange Commission (the "Commission") on December 17, 1997 under the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed issuance of commercial mortgage pass-through certificates (the "Certificates") at the direction of the Depositor and the proposed issuance of % Bonds, Due 2003 (the "Bonds") of the Borrower.

      As set forth in the Registration Statement, the Certificates will be issued under and pursuant to the conditions of an agreement of trust (the "Trust Agreement") between the Depositor and LaSalle National Bank, as trustee (the "Trustee"). The Certificates will evidence, in the aggregate, all of the beneficial ownership interests in the trust (the "Trust") established by the Depositor pursuant to the Trust Agreement. The only assets of the Trust will be the Bonds, which will be issued under and pursuant to a Restated Supplemental Indenture (the "Indenture") dated effective as of November 21, 1997, by and among the Borrower, Mid-America Apartments, L.P., a Tennessee limited partnership ("MAALP") and LaSalle National Bank (the "Indenture Trustee").

      In connection with the rendering of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion, including, the Depositor's Certificate of Incorporation and Bylaws, the Borrower's Certificate of Limited Partnership and Agreement of Limited partnership, a form of Trust Agreement, a form of Certificates, a form of Indenture, a form of Bonds, and the form of prospectus contained in the Registration Statement (the "Prospectus"). In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity
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Mid-America Finance, Inc.
Mid-America Capital Partners, L.P.
January 19, 1998
Page 2

to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and
(e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein which were not known to us, we have relied upon certificates, statements and representations of officers and other representatives of the Depositor and the Borrower.

      Based upon the foregoing, we are of the opinion that:

      1. The Trust Agreement for the Certificates has been duly and validly authorized by all necessary action on the part of the Depositor, and, upon due execution and delivery by the Depositor and the Trustee, such Trust Agreement will constitute a valid and binding agreement of the Depositor, enforceable in accordance with its terms.

      2. The Certificates have been duly authorized by all necessary action on the part of the Depositor, and upon due execution and authentication by the Trustee in accordance with the terms of the Trust Agreement, and issuance and delivery against payment therefor as contemplated in the Registration Statement, the Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of such Trust Agreement.

      3. The Indenture for the Bonds has been duly and validly authorized by all necessary action on the part of the Borrower and MAALP, and, upon due execution and delivery by the Borrower, MAALP and the Indenture Trustee, the Indenture will constitute a valid and binding agreement of the Borrower and MAALP, enforceable in accordance with its terms.

      4. The Bonds have been duly authorized by all necessary action on the part of the Borrower and, upon due execution and authentication by the Indenture Trustee in accordance with the terms of the Indenture, and issued and delivered against payment therefor as contemplated in the Registration Statement, the Bonds will be the legal and binding obligations of the Borrower.

      5. At such time as the Borrower merges with and into MAALP, with MAALP as the surviving limited partnership of the merger, the Bonds will be the legal and binding obligations of MAALP.

      6. The information set forth in the Prospectus under the caption "Certain Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

      The opinions rendered above are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnity of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. The foregoing opinion 6 and the discussion contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" represent conclusions as to the application of existing law. No assurance can be given that the Internal Revenue Service will not assert contrary positions or that the law (including the interpretation thereof) will not change.
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Mid-America Finance, Inc.
Mid-America Capital Partners, L.P.
January 19, 1998
Page 3

      We express no opinion as to any laws other than the law of the State of Tennessee and Delaware and the federal law of the United States of America, nor do we express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Any change in applicable law, which may change at any time and which is subject to differing interpretation, or in the facts or documents on which our opinion is based, or any inaccuracy in the representations or warranties on which we have relied, may affect the validity of the foregoing opinions. This firm undertakes no obligation to update this opinion in the event that there is either a change in the legal authorities, facts or documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the 1933 Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                               Baker, Donelson, Bearman & Caldwell,
                               a professional corporation


                               By:/s/ JOHN A. GOOD
                                      John A. Good, a shareholder